SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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UNITED COMMUNITY BANKS, INC.

(Name of Registrant as Specified in its Charter)

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UNITED COMMUNITY BANKS, INC.
63 HIGHWAY 515
BLAIRSVILLE, GA 30514-0398

May __, 2001

Dear Shareholder:

               It is my pleasure to invite you to attend the 2001 Annual Meeting of Shareholders of United Community Banks, Inc. which will be held June 7, 2001 at Brasstown Valley Resort, Young Harris, Georgia at 2:00 p.m. Shareholders of record as of April 2, 2001 are entitled to vote at the meeting.

               Enclosed with this letter is our 2000 Annual Report on Form 10-K, a notice of the meeting, a proxy statement, and a proxy card. The proxy statement contains information about actions to be taken at the meeting. We encourage you to review these materials so you will be fully informed about the matters that will be considered at the meeting.

               The notice of the meeting and Proxy Statement which appear on the following pages contain information about matters which are to be considered at the meeting. On April 4, 2001, the Board of Directors unanimously voted to approve certain amendments (collectively, the "Proposed Amendments") to United's Amended and Restated Articles of Incorporation, having determined that such amendments are advisable and in the best interest of United and its shareholders. These Proposed Amendments are described in detail within the Proxy Statement and Exhibits B through F.

               The Proposed Amendments are designed to afford certain protections from possible hostile takeover actions against United Community Banks, Inc. and to ensure that all shareholders of United will receive fair treatment in the event of any hostile, unsolicited offer to acquire or take control of United. We are not aware of any current effort to acquire control of United and are proposing these amendments to maintain the ability of the Board of Directors to protect shareholder interests in the future.

                The Proposed Amendments are not intended to prevent a friendly acquisition of United. They are, however, designed to encourage any prospective acquiror to negotiate with your representatives on the Board of Directors and to preserve the flexibility of the Directors in any possible future negotiations.

                Whether or not you are able to attend the meeting, please mark, sign, and return the proxy card. If you do attend the meeting and would like to vote in person, you may do so even if you already sent in a proxy card.

                On behalf of the management, employees, and directors of United Community Banks, Inc., I want to thank you for your continued support.

Sincerely,
Jimmy C. Tallent, President and Chief Executive Officer

UNITED COMMUNITY BANKS, INC.
63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on June 7, 2001

               The annual meeting of shareholders of United Community Banks, Inc. will be held on June 7, 2001 at 2:00 p.m. at Brasstown Valley Resort, Young Harris, Georgia, for the following purposes:

    For the election of twelve directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;

    To consider and act upon a proposal to amend United's Amended and Restated Articles of Incorporation (the "Articles") to authorize the Board of Directors to consider constituencies when evaluating a business combination proposal;

    To consider and act upon a proposal to amend the Articles to provide for the limitation of director liability;

    To consider and act upon a proposal to amend the Articles to require the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote thereon to amend certain of the Articles or the By-Laws of United;

    To consider and act upon a proposal to amend the Articles to enact a provision to govern potential business combination transactions with interested shareholders;

    To consider and act upon a proposal to amend the Articles to provide that directors can be removed only for cause by the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote thereon; and

    To consider and act upon any other matters that may properly come before the meeting and any adjournment thereof.

                Only shareholders of record at the close of business on April 2, 2001 will be entitled to notice of, and to vote at, the meeting. A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,
Jimmy C. Tallent, President and Chief Executive Officer

 May __, 2001

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND.

UNITED COMMUNITY BANKS, INC.

63 Highway 515
P.O. Box 398
Blairsville, Georgia 30514

PROXY STATEMENT

               This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. ("United") for use at the annual meeting of shareholders to be held on June 7, 2001 (the "Annual Meeting"), and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by United. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of United's common stock, and normal handling charges may be paid for such forwarding services. In addition to solicitations by mail, directors and regular employees of United may solicit proxies in person. It is anticipated that this proxy statement and the accompanying proxy will first be mailed to shareholders on May __, 2001.

                At the Annual Meeting, shareholders will elect twelve directors who will serve one-year terms that will expire at the next annual meeting when their successors are elected and qualified. In addition, shareholders will vote upon certain amendments to the Articles approved by the Board of Directors on April 4, 2001.

                The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on April 2, 2001. On that date, United had outstanding and entitled to vote 10,528,300 shares of common stock, par value $1.00 per share (the "Common Stock"), each shareholder entitled to one vote per share.

                Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked before the meeting by delivering an instrument revoking it or a duly executed proxy bearing a later date to the Secretary of United. If the proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the proxy is returned but no choices are indicated, it will be voted for all the persons named under the caption Information about Nominees for Director and for each proposal recommended in this proxy statement.

                The percentages outstanding of Common Stock are based on 10,528,300 shares of Common Stock, including 140,000 shares deemed outstanding pursuant to United's prime plus 1/4% Convertible Subordinated Payable-in-Kind Debentures due December 31, 2006 ("2006 Debentures"), and presently exercisable options to acquire 336,457 shares, all outstanding as of April 2, 2001.

SECURITY HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth as of April 2, 2001 beneficial ownership of United's Common Stock, by each director or nominee, by each Named Executive Officer and by all directors and officers as a group. As of April 2, 2001, there were no "persons" (as that term is defined by the SEC) known by United to be the beneficial owner of more than 5% of United's Common Stock other than indicated in the table below.

	Number of Shares
Directors and Nominees	Owned Beneficially	Percent of Class
Jimmy C. Tallent	180,886(1)	1.71%
Billy M. Decker	137,064(2)	1.30
Thomas C. Gilliland	192,181(3)	1.82
Robert H. Blalock	39,799(4)	*
Robert L. Head, Jr. Post Office Box 147, Blairsville, GA 30514	690,418(5)	6.56
Charles E. Hill	152,679(6)	1.45
Hoyt O. Holloway	49,734(7)	*
Clarence W. Mason, Sr.	30,382(8)	*
W.C. Nelson, Jr. Post Office Box 127, Blairsville, GA 30514	680,843(9)	6.47
Charles E. Parks	128,912(10) ;	1.22
Tim Wallis	53,829	*
Harold Brewer	248,460	2.36
Guy W. Freeman	46,691(11)	*

Named Executive Officers
James G. Campbell	3,657(12)	*
Christopher J. Bledsoe	25,023(13)	*

All Directors and Executive Officers as a Group (16 persons)	2,666,358(14)	2.50

_______________________________

  Includes 10,000 shares beneficially owned by Mr. Tallent pursuant to the 2006 Debentures, 47,050 shares beneficially owned pursuant to stock options exercisable within 60 days of April 2, 2001, and 100 shares owned by Mr. Tallent’s spouse.
  Includes 10,000 shares beneficially owned by Mr. Decker pursuant to the 2006 Debentures and 16,000 shares beneficially owned pursuant to stock options exercisable within 60 days of April 2, 2001. Does not include 12,669 shares owned by Mr. Decker’s wife, as to which he disclaims beneficial ownership.
  Includes 6,270 shares beneficially owned by Mr. Gilliland as custodian for his children, 10,000 shares beneficially owned pursuant to the 2006 Debentures, 141,292 shares owned by Mr. Gilliland’s spouse, and 27,550 shares beneficially owned pursuant to stock options exercisable within 60 days of April 2, 2001.
  Includes 40 shares owned by Mr. Blalock's minor children and 30,993 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock, but does not include 1,441 shares owned by Mr. Blalock's spouse for which he disclaims beneficial ownership.
  Includes 16,555 shares beneficially owned by a trust over which Mr. Head has voting power and 10,000 shares owned pursuant to the 2006 Debentures. Does not include 19,499 shares owned by Mr. Head’s wife, for which he disclaims beneficial ownership.

  Includes 10,000 shares beneficially owned by Mr. Hill pursuant to the 2006 Debentures. Does not include 81,736 shares owned by Mr. Hill's wife, as to which he disclaims beneficial ownership.
  Includes 10,000 shares beneficially owned pursuant to the 2006 Debentures and 35,565 shares beneficially owned by Holloway Motors, Inc., a company wholly owned by Mr. Holloway. Does not include 485 shares owned by Mr. Holloway's wife, as to which he disclaims beneficial ownership.
  Includes 10,000 shares beneficially owned by Mr. Mason pursuant to the 2006 Debentures. Does not include 16,958 shares owned by Mr. Mason's wife, as to which he disclaims beneficial ownership.
  Includes 10,000 shares owned pursuant to the 2006 Debentures. Does not include 15,226 shares owned by Mr. Nelson's wife, as to which he disclaims beneficial ownership.
  Includes 10,000 shares beneficially owned by Mr. Parks pursuant to the 2006 Debentures, but does not include 200 shares owned by Mr. Park’s wife as to which he disclaims beneficial ownership.
  Includes 6,000 shares beneficially owned by Mr. Freeman pursuant to the 2006 Debentures, 26,100 shares beneficially owned pursuant to stock options exercisable within 60 days of April 2, 2001, and 690 shares owned by Mr. Freeman’s wife.
  Includes 3,000 shares beneficially owned pursuant to stock options exercisable within 60 days of April 2, 2001.
  Includes 13,300 shares beneficially owned pursuant to stock options exercisable within 60 days of April 2, 2001 and 695 shares owned by Mr. Bledsoe's wife.
  Includes 106,500 shares beneficially owned pursuant to stock options exercisable within 60 days of February 1, 2001 and 112,000 shares beneficially owned pursuant to the 2006 Debentures.

NOMINATION AND ELECTION OF DIRECTORS
(Proposal l)

               The Bylaws of United provide that the number of directors may range from eight to fourteen directors. The Board of Directors of United has set the number of directors at twelve. The number of directors may be increased or decreased from time to time by the Board of Directors by amendment of the Bylaws, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.

               Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than twelve nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees, with the exception of Guy Freeman and Harold Brewer, are currently directors of United.

               Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention or a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

The Board of Directors unanimously recommends that you vote FOR the nominees.

INFORMATION ABOUT NOMINEES FOR DIRECTOR.

               The following information as of December 31, 2000 has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information About Nominee	Director Since
Jimmy C. Tallent (48)	President and Chief Executive Officer of United	1987
Robert H. Blalock (53)	Owner of Blalock Insurance Agency, Inc., Clayton, Georgia	2000
Harold Brewer (56)	Executive Vice President and Chief Operating Officer of United	*
	since October, 2000; Chairman and Chief Executive Officer of
Brintech Guy W. Freeman (64)	President, Chief Executive Officer and Director of Carolina;	*
	Executive Vice President of United
Thomas C. Gilliland (52)	Executive Vice President of United and Chairman and Chief	1992
	Executive Officer of Peoples Bank of Fannin County
Robert L. Head, Jr. (61)	Chairman of the Board of Directors of United; Owner of Head	1988

	Construction Company, Head-Westgate Corp., a commercial construction company, and Mountain Building Supply, in Blairsville, Georgia
Charles E. Hill (63)	Retired Director of Pharmacy at Union General Hospital in	1988
	Blairsville, Georgia
Hoyt O. Holloway (61)	Owner of H&H Farms, a poultry farm in Blue Ridge, Georgia	1993
Clarence W. Mason, Sr. (64)	Owner of Mason Lawn and Garden, Blue Ridge, Georgia	1992
W. C. Nelson, Jr. (57)	Vice Chairman of the Board of United; Owner of Nelson Tractor	1988
	Company, Blairsville, Georgia
Charles E. Parks (70)	Retired, former owner of Parks Lumber Co., Murrayville, Georgia	1997
Tim Wallis (49)	Owner of Wallis Printing Co., Rome, Georgia	1999

*  Nominee to Board of Directors

               There are no family relationships between any director, executive officer, or nominee for director of United or any of its subsidiaries.

EXECUTIVE COMPENSATION

               The following table provides information regarding the compensation paid or accrued by United and its Subsidiaries for the three fiscal years ended December 31, 2000, to or on behalf of the Chief Executive Officer and the four other most highly compensated executive officers. These individuals are referred to in this proxy statement as "Named Executive Officers."

Name and Principal Offices Held During 2000	Year	Annual Compensation			Long-Term Compensation
		Salary	Bonus	Other	Securities Underlying Options	All other compensation
Jimmy C. Tallent President and Chief Executive Officer of United	2000 1999 1998	$249,562 236,500 231,125	$190,000 150,000 100,000	$49,900(1) 45,100(1) 36,900(1)	12,000 8,750 8,750	$23,772(2) 22,293(2) 29,118(2)
Guy W. Freeman, Executive Vice President of United; President and Chief Executive Officer of Carolina Community Bank	2000 1999 1998	180,000 165,000 158,550	100,000 75,000 50,000	(3) (3) (3)	5,000 4,000 4,000	18,000(5) 14,850(5) 19,343(5)
Thomas C. Gilliland Executive Vice President of United; Chairman and Chief Executive Officer of Peoples Bank of Fannin County	2000 1999 1998	176,500 167,500 165,000	60,000 55,000 45,000	(3) (3) (3)	5,500 5,250 5,250	11,383(4) 15,075(4) 8,250(4)
James G. Campbell Senior Vice President	2000 1999 1998	154,500 42,692 --	15,000 25,000 --	-- -- --	2,500 5,000 --	13,133(5) -- --
Christopher J. Bledsoe Former Senior Vice President and Chief Financial Officer of United	2000 1999 1998	130,859 120,000 116,250	37,000 35,000 27,500	-- -- --	3,500 3,500 3,500	11,123(5) 10,625(5) 14,183(5)

 ______________________________

(1)

Directors’ fees for service on United’s bank subsidiaries’ boards of directors. Other perquisites do not meet the Securities and Exchange Commission threshold for disclosure, which is the lesser of $50,000 or 10% of the total salary and bonus for the named executive officer.

(2)

Represents 2000, 1999, and 1998 contributions by United of $21,213, $21,285, and $28,197, respectively, on behalf of Mr. Tallent to United’s Profit Sharing Plan and insurance premiums of $2,559, $1,008, and $921, respectively, paid by United on behalf of Mr. Tallent on a life insurance policy.

(3)	Perquisites do not meet the Securities and Exchange Commission threshold for disclosure, which is the lesser of $50,000 or 10% of the total salary and bonus for the named executive officer.
(4)

Represents 2000, 1999, and 1998 contributions by United of $10,590, $15,075, and $8,250 respectively, on behalf of Mr. Gilliland to United’s Profit Sharing Plan and insurance premiums of $793 paid in 2000 by United on behalf of Mr. Gilliland on a life insurance policy.

(5)	Represents contributions by United on behalf of the Named Executive Officer to United's Profit Sharing Plan.

               As of December 31, 2000, United had not granted restricted stock, stock appreciation rights, or similar awards to any of its present or past executive officers, other than awards of stock options under the 1995 United Community Banks Key Employee Stock Option Plan (the "1995 Plan") and the 2000 Key Employee Stock Option Plan (the "2000 Plan").

Option Grants In Last Fiscal Year

               The following table sets forth information concerning stock options granted to the Named Executive Officers under the 2000 Plan during 2000 and the projected value of those options at assumed annual rates of appreciation.

Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	# of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Expiration Date	5%	10%
Jimmy C. Tallent	12,000	6.6	04/20/10	$ 286,776	$ 726,747
Guy W. Freeman	5,000	2.8	04/20/10	119,490	302,811
Thomas C. Gilliland	5,500	3.0	04/20/10	131,439	333,092
James G. Campbell	2,500	1.4	04/20/10	59,745	151,406
Christopher J. Bledsoe	3,500	1.9	04/20/10	83,643	211,968

  ____________________________

(1)

20% of the options were vested at the date of grant and an additional 20% vest at each of the first four anniversaries of the date of grant. The exercise price of the options is $38.00 per share, the fair market value on the date of grant of the options.

(2)

“Potential Realizable Value” is disclosed in response to SEC regulations that require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of United’s Common Stock or of the stock price. Amounts are calculated at 5% and 10% assumed appreciation of the value of the Common Stock (compounded annually over the option term) and are not intended to forecast actual expected future appreciation, if any, of the Common Stock. The potential realizable value to the optionee is the difference between the exercise price and the appreciated stock price at the assumed annual rates of appreciation multiplied by the number of shares underlying the options. These amounts have been rounded to the nearest dollar.

Option Fiscal Year-End Values

              Shown below is information with respect to options exercised during 2000 and unexercised options to purchase the Common Stock granted under the 1995 Plan or 2000 Plan to the Named Executive Officers and held by them at December 31, 2000.

Name	Shares Acquired on Exercise	Dollar Value Realized	Number of Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised in the Money Options at Fiscal Year End (1) Exercisable/Unexercisable
Jimmy C. Tallent	-	-	44,650/14,850	$679,000/56,000
Guy W. Freeman	-	-	16,200/10,300	379,200/44,800
Thomas C. Gilliland	-	-	26,450/8,400	407,400/33,600
James G. Campbell	-	-	2,500/7,500	0/0
Christopher J. Bledsoe	-	-	10,500/7,000	131,600/22,400

 ____________________________

(1)	Based on $38.00 per share, the last sale price known to United during 2000. United's Common Stock is not publicly traded.

COMPENSATION OF DIRECTORS

               Directors of United, other than an employee of United or a bank subsidiary who serves on United's Board of Directors, received $2,000 per board meeting attended during 2000. Certain members of United's Board of Directors also serve as members of one or more of the Boards of Directors of United's bank subsidiaries, for which they are compensated by the bank subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires United's executive officers, directors, and persons who own more than ten percent (10%) of United's Common Stock to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership. Based solely on its review of the forms filed with the SEC and representations of reporting persons, United believes that everyone who was an executive officer, director, or greater than 10% beneficial shareholder at any time during 2000 complied with all filing requirements applicable to them during 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                The Board of Directors of United reviewed the compensation of Messrs. Tallent, Freeman, Gilliland, Campbell, and Bledsoe and of United's other executive officers for the 2000 fiscal year. Although all members of the Board of Directors participated in deliberations regarding the salaries of executive officers, none of such officers participated in any decisions regarding his own compensation as an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                Mr. Robert L. Head, Jr., Chairman of the Board of Directors of United, is the owner of a construction company that United and two of its bank subsidiaries hired during the course of the year to perform various construction projects totaling approximately $312,000.

                Mr. Tim Wallis, a member of the Board of Directors of United, is the owner of Wallis Printing, a printing company that United and certain of its bank subsidiaries hired during the course of the year to perform various printing services totaling approximately $66,000.

                The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and their associates, including corporations in which such officers or directors are shareholders, directors, and/or officers, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

JOINT REPORT ON EXECUTIVE COMPENSATION

General

                Under rules established by the SEC, United is required to provide certain information with respect to compensation provided to United's President and Chief Executive Officer and other executive officers. The SEC regulations require a report setting forth a description of United's executive compensation policy in general and the considerations that led to the compensation decisions affecting Messrs. Tallent, Freeman, Gilliland, Campbell, and Bledsoe. In fulfillment of this requirement, the Board of Directors and Compensation Committee has prepared the following report for inclusion in this proxy statement.

               The fundamental policy of United's compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of United, to compete for and retain talented personnel who will lead United in achieving levels of financial performance that enhance shareholder value. United's executive compensation package historically has consisted of salary, annual incentive compensation, matching profit sharing contributions, and other customary fringe benefits. The grant of stock options under the 2000 Plan is also a part of United's compensation package for certain executive officers, including the Named Executive Officers.

Salary

               All members of the Board of Directors of United participated in deliberations regarding salaries of executive officers. Although subjective in nature, factors considered by the Board in setting the salaries of executive officers (other than Mr. Tallent) were Mr. Tallent's recommendations, compensation paid by comparable banks to their executive officers (although such information was obtained informally and United did not attempt to pay any certain percentage of salary for comparable positions with other banks), each executive officer's performance, contribution to United, tenure in his or her position, and internal comparability considerations. The Board of Directors set the salary of Mr. Tallent based on Mr. Tallent's salary during the preceding fiscal year, his tenure, the salaries of chief executive officers of comparable bank holding companies (although such information was obtained informally and United did not attempt to pay any certain percentage of salary for a comparable position with other bank holding companies) and the increase in earnings of United in recent years. The Board did not assign relative weights to the factors considered in setting salaries of executive officers, including Mr. Tallent.

Annual Incentive Compensation

               Annual incentive compensation for 2000, paid in the form of a cash bonus during the fourth quarter of the fiscal year, was based on annual financial results of United's bank subsidiaries, including general targets with respect to net income. Cash bonuses were granted by the Board to Mr. Tallent, and the Board set a range of bonuses (based on a percentage of salary) for all employees other than Mr. Tallent, within which range Mr. Tallent determined each officer's bonus, based on individual performance.

Stock Options

               During fiscal year 2000, options to acquire 181,536 shares of Common Stock were awarded under the 2000 Plan, including options to acquire 28,500 shares of Common Stock awarded to the Named Executive Officers by the Compensation Committee.

Revenue Neutral Retirement Plan

               United maintains a nonqualified, noncontributory Revenue Neutral Retirement Plan (the "Retirement Plan") for certain of its directors and executive officers and the directors and executive officers of its subsidiaries. The Retirement Plan provides for supplemental retirement benefits for the participants without penalizing United's earnings.

               Generally, the Retirement Plan provides benefits to the participants in the following manner. United is the owner of a single premium life insurance policy on the life of each participant and is the beneficiary of the policy value of the policy (the amount equal to the premiums paid by United plus the compound interest accrued on such premiums). When a participant retires, the accumulated gains on the policy allocated to such participant, if any, will be distributed to the participant in equal installments for 15 years (the "Primary Benefit"). In addition, any annual gains after the retirement date of the participant will be distributed on an annual basis for the lifetime of the participant (the "Secondary Benefit"). The Primary Benefit and Secondary Benefit payments are taxable to the participant.

               The Retirement Plan also provides the participants with life insurance coverage, which is a percentage of the net death proceeds for the policy applicable to the participant. Net death proceeds are equal to the amount of death proceeds in excess of the policy value. The participant's beneficiary receives the net death proceeds and United receives the policy value. The life insurance proceeds are not taxable to United or the participant's beneficiary.

               The Retirement Plan contains provisions that provide for certain accelerated payments upon a change of control of United. If the participant is a full-time employee of United at the time of a change of control, United will be obligated to pay the retirement benefits accrued under the Retirement Plan for the participants calculated as if the participant has reached his or her normal retirement age with United. Payments for the Primary Benefit will be made in 15 equal annual installment commencing with the participant's normal retirement date. The Secondary Benefit payments will be made in annual installments payable over the number of years of the participant's normal retirement date until his or her expected mortality age of 85.

SHAREHOLDER RETURN PERFORMANCE GRAPH

               Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on United's Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S. Companies) Index and The Nasdaq Bank Stocks Index for the five-year period commencing January 1, 1996 and ending on December 31, 2000. This graph was prepared at United's request by Research Data Group, San Francisco, California. United's Common Stock is not publicly traded; therefore, the total shareholder return is based on stock trades known to United during the periods presented.

	Cumulative Total Return
	12/95	12/96	12/97	12/98	12/99	12/00

UNITED COMMUNITY BANKS, INC.	100	132	189	253	267	243
NASDAQ STOCK MARKET (U.S.)	100	123	151	213	395	238
NASDAQ BANK	100	132	221	220	211	241

 Respectfully submitted by the Compensation Committee of the Board of Directors:

Robert L. Head, Jr.	Clarence W. Mason, Sr.
Charles E. Hill	W. C. Nelson, Jr.
Hoyt O. Holloway	Tim Wallis
Robert H. Blalock	Charles E. Parks

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

               The United Board of Directors held four meetings during 2000. All of the directors attended at least seventy-five percent (75%) of the meetings of the Board and meetings of the committees of the Board on which they sat that were held during their tenure as directors.

               The Board of Directors does not have a standing nominating committee. The compensation committee of the Board of Directors is comprised of all members of the Board who are not employees of United or a subsidiary of United. The compensation committee makes compensation decisions for executive officers and key employees and administers the 1995 Plan and 2000 Plan.

               The Board of Directors formed an audit committee at the December 1999 meeting. The audit committee is comprised of directors Holloway, Parks, and Nelson. The audit committee is responsible for recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the systems of internal control and internal audit reports; ensuring that United's books, records, and external financial reports are in accordance with generally accepted accounting principles; and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected. The audit committee met three times during 2000.

AUDIT COMMITTEE REPORT

               The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are "independent." The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board on April 20, 2000, a copy of which is attached to this Proxy Statement as Exhibit A.  United's management is responsible for its internal accounting controls and the financial reporting process. United's independent accountants, Porter Keadle Moore, LLP, are responsible for performing an audit of United's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and oversee these processes.

                In keeping with that responsibility, the Audit Committee has reviewed and discussed United's audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with United's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committee," as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining United's independence.

               The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of United's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that United's auditors are in fact "independent."

               Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

               This report is respectfully submitted by the Audit Committee of the Board of Directors.

 Hoyt O. Holloway
 W. C. Nelson, Jr.
Charles E. Parks

AMENDMENTS TO ARTICLES OF INCORPORATION
(Proposals 2 through 6)

               The Board of Directors has approved unanimously all of the amendments to the Articles described below (collectively, the "Proposed Amendments"), having determined that such amendments are advisable and in the best interests of United and its shareholders. The Proposed Amendments are set forth in Exhibits B through F attached hereto and are described in detail below.

                If the Proposed Amendments are approved by the shareholders, the amendments as set forth in Exhibits  B through F hereto will be reflected in the Articles. If not all of the Proposed Amendments are approved by  the shareholders, only those amendments that are approved will be reflected in the Articles. United believes that its officers and directors will vote shares of Common Stock owned by each of them in favor of the Proposed Amendments, but it has not polled its officers and directors about this matter; therefore, no assurances can be given in this regard.

               Adoption of the Proposed Amendments could have a significant effect on the ability of shareholders and United to benefit from mergers, tender offers, acquisitions, or assumptions of control that may be opposed by the incumbent Board of Directors and may render such transactions more difficult, even if beneficial to some or all shareholders. Accordingly, before voting, shareholders are urged to read carefully the following sections of this proxy statement which describe the Proposed Amendments and their purposes and effects; however, the following descriptions do not purport to be complete and are qualified in their entirety by the full text of the Proposed Amendments to the Articles.

The Proposed Amendments

                General. The Proposed Amendments would (i) amend the Articles to authorize the Board of Directors to consider, in addition to the effects of any transaction on United and its shareholders, the interests of employees, customers, suppliers, and creditors of United and its subsidiaries and the communities in which United and its subsidiaries are located, and any other factors and interests the Board considers appropriate ("constituencies") when evaluating a transaction; (ii) amend the Articles to provide for the limitation of director liability; (iii) amend the Articles to require the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote thereon to amend certain of the Articles of United; (iv) amend the Articles to enact a provision to govern potential business combination transactions with interested shareholders; and (v) amend the Articles to provide that directors can be removed only for cause by the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote thereon.

               Purpose and Effect of the Proposed Amendments. A principal purpose of the Proposed Amendments is to supplement and strengthen existing provisions of the Articles and By-Laws and to discourage certain types of transactions that involve an actual or threatened change of control of United that the Board believes is not in United's best interests. These provisions are intended to make any change in the control of the Board more difficult and time-consuming and thereby encourage potential acquirors to negotiate with the Board prior to commencing any takeover of United. The provisions would reduce the vulnerability of United to an unsolicited proposal for the takeover of United that is (i) unfair in that it does not contemplate the acquisition of all of the outstanding shares or (ii) at a price that is unfair or under conditions that are unfair to United's shareholders. The Board believes that as a general rule such unsolicited proposals are not in the best interests of United and its shareholders because (i) in cases where a potential acquiror seeks to acquire less than all shares of a company, the acquiror will often pay a premium for a controlling interest in United, without affording all shareholders the opportunity to receive the same economic benefits; for instance, an acquiror may seek to pay cash to acquire a controlling interest and then to pay remaining shareholders a lower price than paid for the acquisition of control or to pay for such shares in a less desirable form, (ii) a non-negotiated takeover bid may be timed to take advantage of temporarily depressed stock prices, and (iii) a non-negotiated takeover may be designed to foreclose or minimize the possibility of more favorable competing bids or alternative transactions. If such provisions are approved, the Board could reject a transaction that it deems not in United's best interest, even if supported by some or all of the shareholders and even if some or all shareholders are offered a premium for their shares over then current market value or over their cost basis in such shares.

               The Proposed Amendments are also intended to discourage accumulations of substantial blocks of United's stock and "surprise" takeovers and to provide management and the Board with sufficient time and information to evaluate properly takeover or business combination proposals. The Proposed Amendments should also promote conditions conducive to continuity and stability of the Board and its management and policies.

               The Board believes that it is in a better position to negotiate effectively on behalf of all shareholders than the individual shareholders of United, because the Board is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of United. Accordingly, the Board is of the view that negotiations between United and a potential acquiror would increase the likelihood that shareholders would receive the best possible price for their shares from anyone desiring to obtain control of United.

               Possible Disadvantages of the Proposed Amendments and Other Considerations. The Proposed Amendments, if adopted, may make more difficult or discourage a proxy contest or the assumption of control of United or the consummation of a business combination by a holder of a substantial block of United's stock. Adoption of the Proposed Amendments also may make more difficult the removal of the incumbent Board or the enlargement of the Board and thus could increase the likelihood that incumbent directors will retain their position. If adopted, the Proposed Amendments also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of United, even though such an attempt might be beneficial to United and some or all of the shareholders, and could discourage offers by third parties that may be at a significant premium to then-current market value of United's Common Stock. Nevertheless, the Board believes that the benefits of enhancing its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure United outweigh the disadvantages of discouraging such proposals.

               The Proposed Amendments are not being submitted in response to any specific effort of which the Board is aware to accumulate United's Common Stock or to obtain control of United. The Board believes, however, that it is desirable for the shareholders to adopt the Proposed Amendments at this time to provide United with a degree of flexibility in negotiations should such efforts occur in the future.

               The Board believes that the Proposed Amendments will have no material adverse effect on the present market value of United's Common Stock. Since the 1980's, companies throughout the United States have adopted provisions in their the Articles and bylaws similar to the Proposed Amendments. As a result, the Board believes shareholders are accustomed to the adoption of such provisions by companies with respect to which they own equity interests. The Board believes that its shareholders and the communities in which United does business, generally the market area for its Common Stock, will not consider the Proposed Amendments, if adopted, to negatively impact the value of their ownership interests in the Company.

AUTHORIZATION FOR BOARD OF DIRECTORS TO CONSIDER CONSITUENCIES
(Proposal 2)

               The Board of Directors has proposed the adoption of an amendment to the Articles that allows the Board to consider factors in addition to the effects of any transaction on United and its shareholders (the "Business Judgment Amendment").

               Under present Georgia law, the directors of a corporation are required to discharge their duties in good faith and with that degree of diligence, care and skill that ordinarily prudent men would exercise under similar circumstances in like positions, whether in accepting or rejecting a solicitation offer or pursuing other alternatives or defenses. The provisions of United's articles of incorporation and bylaws guide directors in discharging their duties. Actions taken by directors in accordance with their fiduciary duties will generally be afforded the protections of the business judgment rule. Historically, in the takeover context, the board's duty is to endeavor to achieve the best possible result for its shareholders.

                Often, a board may believe that their duties translate into a duty to maximize the monetary gain of the shareholders although this is not a requirement under the Georgia Code; a focus on price is often criticized because it ignores other relevant factors. To define more fully those factors the Board of Directors may consider to determine in good faith their response to a tender offer or similar proposal, the Business Judgment Amendment has been submitted for shareholder approval. In a transaction in which an acquiror must negotiate with the Board, the Board may take account of the underlying and long-term values of United's business, the possibilities for more favorable terms, anticipated favorable developments in United's business not yet reflected in the stock price and equal treatment of all shareholders.

               If the shareholders adopt the proposed amendment, the Board of Directors would be expressly authorized, but not required, to consider other factors when deciding what is in the best interests of United and its shareholders. This expanded business judgment could be utilized by the Board when deciding whether to accept, reject, or investigate a proposal or offer for United or its securities. These factors could include, without limitation, the interests of the employees, customers, suppliers and creditors of United and its subsidiaries, the communities in which offices of United and its subsidiaries are located and all other factors which the Board considers appropriate. Additional factors could include, but would not be limited to factors such as the adequacy of the purchase price compared not only to then-current market price, but also to the directors' estimates of the future value of United, and the short-term and long-term interests of United, including the possibility that the best interests of United may be served by remaining independent from any other entity.

               By adopting Proposal No. 2, authorization for the Board to consider constituencies, the shareholders would make it explicit to potential acquirors that the Board may consider the foregoing factors, among others, when negotiating with a potential acquiror. Historically, United has not received any unsolicited takeover offers.

               The Business Judgment Amendment could deter offers made directly to the shareholders or United or result in the Board of Directors' rejecting an offer or transaction that would provide shareholders a premium on their investment. The adoption of this proposal could result in the Board of Directors' justifying the rejection of business combination proposals considered favorable by the shareholders on the grounds that the "other factors considered" outweigh the short-term profit potential of the acquisition proposal. On the other hand, this proposal frees the Board to consider a broad range of criteria when carrying out their duties to United and its shareholders, rather than being constrained by shareholder monetary benefit. The Board believes that United and the shareholders are best served by a full consideration of a broader spectrum of ramifications on United's business, rather than restricting the scope of the Board's inquiry.

               The Board of Directors also believes that adoption of the Business Judgment Amendment may create an attitude of confidence on the part of its employees and customers which will be of immediate benefit to United. In the opinion of the Board of Directors, approval of the Business Judgment Amendment will strengthen its position in dealing with United's business. Another effect of the proposed Business Judgment Amendment may be to dissuade shareholders from engaging United in costly litigation when such shareholders are displeased with Board action. Such litigation might require significant management time, and, for example, might otherwise involve an allegation by a shareholder that the Board of Directors breached an obligation to shareholders by not limiting its evaluation of a takeover bid to the value of the consideration being offered in relation to then market price.

               Litigation could be deterred because the Business Judgment Amendment, by broadening the range of factors the Board of Directors may consider when evaluating a proposal, reduces the number of issues upon which a shareholder is likely to be successful in a lawsuit alleging that the Board of Directors violated its duties. The Board of Directors believes that the Business Judgment Amendment would not deter legitimate shareholder lawsuits, but instead would only deter lawsuits where the only issue is the price of an offer or similar transaction.

               Another effect of the proposed amendment may be to discourage, in advance, a tender offer or other proposal. The Business Judgment Amendment would not make a tender offer or similar transaction regarded by the Board of Directors as being in the best interests of United more difficult to accomplish. However, it would permit the Board of Directors to determine that a proposed transaction was not in the best interests of United (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board of Directors might have the effect of maintaining the position of incumbent management.

               The full text of the proposed amendment to the Articles is contained in Exhibit B to the Proxy  Statement and is incorporated herein by reference.

               Adoption of the foregoing amendment to the Articles requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be included in determining whether a quorum is present at the meeting, but would have the effect of votes against the proposal.

               The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Articles to authorize Board of Directors to consider constituencies. Unless a vote against or an abstention is indicated on a proxy, the proxy will be voted For the proposal.

LIMITATION OF DIRECTOR LIABILITY
(Proposal 3)

               The Board of Directors recommends that the shareholders adopt an amendment to the Articles to limit director liability for monetary damages to United, as described below. Under the present provisions of the Articles, there is no limitation on the liability of directors. While adoption of the proposed amendment affects the potential liability of members of the current Board of Directors, and the current members are, therefore, interested in its adoption, the Board is of the view that the proposed amendment is important to help assure the ability of United to recruit and retain competent directors.

               Georgia law requires directors to discharge their duties in a manner they believe in good faith to be in the best interest of the corporation, and with the care which an ordinarily prudent person in a like position would exercise under similar circumstances. Under the current Articles of United, an action may be brought against a director for breach of his duties by a shareholder in a derivative action on behalf of the corporation. Should the Board of Directors fail to exercise such care, the Board's actions could be enjoined or rescinded by court order or the directors could be personally sued for damages.

                Pursuant to Georgia law, the amendment would eliminate or limit the personal liability of a director to United or its shareholders for monetary damages for breach of the duty of care or other duty as a director. As provided by law, the amendment would not eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of United, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption or a distribution of assets that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "Georgia Code"). Therefore, even if the proposed amendment were adopted, liability for monetary damages on any of these grounds would still exist. Liability for monetary damages for violations of federal securities laws would also be unaffected. Furthermore, the proposed amendment would not limit or eliminate the right of

United or any shareholder to seek an injunction, a rescission, or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duties. In addition, pursuant to Georgia law, the amendment may not eliminate or limit the liability of any director for any act or omission that occurred prior to the date on which the amendment is approved by shareholders.

               The Board believes that the amendment to eliminate director's potential liability for monetary damages to United is desirable due to significant increases in the number and magnitude of lawsuits against directors. Although United has been able to attract and retain directors, obtain directors' liability insurance and there has been no actual or threatened litigation involving United's directors, the Board nevertheless believes that these changes may threaten the quality and stability of the governance of United because directors may be deterred from serving or from making entrepreneurial decisions because of the threat of personal liability.

               Although the Board believes that the amendment is in the best interest of the shareholders as outlined herein as well as United, such an amendment will limit the remedies available to a shareholder dissatisfied with Board decisions protected by the amendment, including responses to any takeover proposals for United. A shareholder's only remedy under the Georgia Code in such circumstances would be to sue to stop the completion of the Board's action if the proposed amendment were adopted. In many instances, this remedy may not be effective. Shareholders, for example, may not be aware of a transaction or an event until it is too late to be prevented. In these cases, shareholders in United could be injured by, and yet have no effective remedy under the Georgia Code for, a Board decision which is negligent or even grossly negligent, to the extent that such negligence is not deemed to constitute intentional misconduct. In addition, although the Board anticipates that the amendment may have positive effects outlined above, no assurances can be given that such results would be achieved.

               The Board believes that the level of fiduciary responsibility exercised by directors stems primarily from their desire to act in the best interests of United. Consequently, the Board believes that the level of fiduciary responsibility exercised by directors will not be diminished by the proposed amendment to limit director's liability.

               The full text of the proposed amendment to the Articles is contained in Exhibit C to the Proxy Statement and is incorporated herein by reference.

               Adoption of the foregoing amendment to the Articles requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-voters will be included in determining whether a quorum is present at the meeting, but would have the effect of votes against the proposal.

               The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Articles to limit the personal monetary liabilities of the directors, as described above. Unless indicated otherwise, proxies will be voted FOR the proposal.

AMENDMENT TO ARTICLES OF INCORPORATION TO REQUIRE VOTE OF
 HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES
 ENTITLED TO VOTE THEREON TO AMEND ARTICLES OF INCORPORATION
AND BY-LAWS
(Proposal 4)

               The Board of Directors proposes that the shareholders adopt an amendment to the Articles that would specifically provide that the neither the Articles nor the By-Laws of United can be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United. The Georgia Code provides that unless the Articles provide otherwise, the Articles and the By-Laws can be amended by the affirmative vote of the holders of a majority of the shares issued and outstanding. This provision would protect defensive measures included in the Articles or By-Laws, including the ones proposed for shareholder approval at the annual meeting, by making more difficult future amendments to the Articles or the By-Laws that could result in the deletion or revision of such defensive measures.

               The proposal, however, could allow the holders of 33.4% of the outstanding capital stock to exercise an effective veto over a proposed amendment to the Articles or the By-Laws, despite the fact that the holders of 66.6% of the shares favor the proposal; however, the Board believes that the protection gained by implementing the proposal would outweigh this potential disadvantage, because, without the implementation of this amendment, a potential hostile acquiror could effectively overturn all protective aspects of the Articles and the By-Laws merely by obtaining 51% of the outstanding shares entitled to vote thereon.

               The full text of the proposed amendment to the Articles is contained in Exhibit D to the Proxy  Statement and is incorporated herein by reference.

               Adoption of the foregoing amendment to the Articles requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be included in determining whether a quorum is present at the meeting, but would have the effect of votes against the proposal.

               The Board of Directors recommends that the shareholders vote FOR the proposed amendment to the Articles to require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon to amend the Articles or the By-laws of United. Unless a vote against or an abstention is indicated on a proxy, the proxy will be voted FOR the proposal.

AMENDMENT TO ARTICLES OF INCORPORATION TO REQUIRE PRIOR APPROVAL
 OF 75% OF THE BOARD OR A 75% VOTE OF ALL SHARES AND A 75% VOTE OF
 DISINTERESTED SHARES FOR A BUSINESS COMBINATION WITH AN INTERESTED SHAREHOLDER
(Proposal 5)

               The Board of Directors recommends that a new Article XIV be added to the Articles. Proposed Article XIV (the "Supermajority Amendment") would require that certain procedural safeguards for the protection of noncontrolling shareholders be observed by an Interested Shareholder (as defined below) seeking to effect certain business combinations. Under the Supermajority Amendment, if a proposed Business Combination (as defined below) is not approved by three-fourths of all directors, the Business Combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock of United, including the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock held by shareholders other than the controlling shareholder.

                Georgia law and the Articles require that after the Board of Directors (i) adopts a plan of merger or share exchange or (ii) approves the sale, lease, exchange or other disposition of all or substantially all of United's property, such plan of merger or share exchange or disposition of property must be approved by the vote of the holders of at least a majority of the outstanding common stock of United (except that (i) a parent corporation owning at least 90 percent of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself or (ii) if United is insolvent the Board of Directors may approve the sale, lease, exchange or other disposition of all or substantially all of United's property without approval of any shareholders). Other business combinations do not require shareholder approval under Georgia law or the Articles. The Supermajority Amendment would require the approval of the holders of at least 75% of the outstanding shares of Common Stock of United, including the affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock other than shares held by an Interested Shareholder (the "75%/75% shareholder vote") for a Business Combination involving an Interested Shareholder, unless the transaction is approved by three-fourths of all directors. In the event the transaction is so approved by the directors, the normal majority requirements of Georgia law would apply or, for certain transactions as noted above, no shareholder vote would be necessary. Thus, depending upon the circumstances, the Supermajority Amendment could require the 75%/75% shareholder vote for a business combination involving an Interested Shareholder, where presently (as described above), either a majority vote or no vote is presently required under Georgia law or the Articles.

 A "Business Combination" includes:

(i) any merger or consolidation of United or any Subsidiary (as defined in Exhibit E) with (a) any Interested Shareholder or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as defined in Exhibit E) of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of United or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii) the issuance or transfer by United or any Subsidiary (in one transaction or a series of transactions) of any securities of United or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities, or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of United proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of United, or any merger or consolidation of United with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of United or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

               An "Interested Shareholder" will include any person (other than United, any Subsidiary or either United or any Subsidiary acting as trustee or in a similar fiduciary capacity) who or which: (i) is the beneficial owner of more than 10% of the outstanding Common Stock; or

(ii) is an Affiliate of United and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of then outstanding Common Stock; or

(iii) acquired any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such acquisition shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1993.

               An exception to the Supermajority Requirements is that the 75%/75% shareholder vote would not be required if the transaction is approved by 75% of all directors.

               One purpose of proposed Article XIV is to discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United's stock followed by a forced merger. The Board of Directors believes that such a merger generally is not in the best interests of the Company or its shareholders because such transactions often treat minority shareholders unfairly. Such forced mergers may result in noncontrolling shareholders being cashed out at a price less than that paid to holders of a controlling interest in United or the consideration paid to shareholders in a forced merger might be illiquid securities. The Board currently believes that a transaction that is fair to all shareholders would be priced at a level in and a form of consideration and undertaken at a time that takes into account all of United's constituencies as well as the short and long term prospects for United, as well as all other factors relevant at the time.

               A merger transaction effected without negotiations with the Board of Directors might be in the interests of shareholders where management refuses to consider a legitimate business combination transaction. The Supermajority Amendment would make it more difficult to effect such a merger and may therefore discourage any attempt to do so.

               Shareholders should recognize that adoption of the Supermajority Amendment could enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders. Additionally, in some circumstances, the Board of Directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve the transaction, thereby enabling management to retain control over the affairs of United and their present positions with United. Finally, shareholders should be aware that the Board of Directors of United owns or controls approximately 25% of United's outstanding shares.

               Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. The Supermajority Amendment may discourage such purchases, particularly those of less than all United's shares, and may thereby deprive holders of United's stock of an opportunity to sell their stock at a temporarily higher price, because of the potentially higher vote requirements for shareholder approval of any subsequent Business Combination. The Supermajority Amendment may therefore decrease the likelihood that a tender offer will be made and, as a result, may adversely affect the shareholders who would desire to participate in a tender offer.

               Another effect of adoption of the Supermajority Amendment would be to give veto power to the holders of a minority of the outstanding Common Stock with respect to a Business Combination which is opposed by the directors, but which a majority of shareholders may believe to be desirable and beneficial. In addition, since only the directors would have the authority to eliminate the 75%/75% shareholder vote required by the Supermajority Amendment through their power to approve Business Combinations, the Supermajority Amendment may tend to insulate current management against the possibility of a takeover bid which would result in their removal.

               The full text of the proposed amendment to the Articles is contained in Exhibit E to the Proxy Statement and is incorporated herein by reference.

               Adoption of the foregoing amendment to the Articles requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be included in determining whether a quorum is present at the meeting, but would have the effect of votes against the proposal.

               The Board of Directors recommends that shareholders vote FOR the supermajority provision of Section XIV of the Articles. Unless a vote against or an abstention is indicated on a proxy, the proxy will be voted FOR the proposal.

 REMOVAL OF DIRECTORS ONLY FOR CAUSE UPON APPROVAL OF HOLDERS OF
TWO-THIRDS OF OUTSTANDING SHARES ENTITLED TO VOTE THEREON
(Proposal 6)

               The Board of Directors recommends that shareholders adopt an amendment to the Articles to provide that any director or the entire board of directors may only be removed for cause upon the approval of the holders of two-thirds of the outstanding shares entitled to vote thereon, as allowed by the Georgia Code. United's the Articles and Bylaws currently provide that the holders of a majority of the issued and outstanding Common Stock can remove a director without cause.

               This proposal is designed to prevent a significant shareholder from avoiding Board scrutiny of a proposed business combination by merely removing directors with conflicting views. This proposal is similar to Proposal 4, also being considered at the annual meeting, which requires an two-thirds vote to amend the Articles or By-laws. Both proposals are designed to ensure the effective use of the protective measures such as the Business Judgment Amendment and the Supermajority Amendment. This provision would encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the Board of Directors. This amendment would make it more difficult for the shareholders to remove a member of the Board of Directors than to elect one.

               The addition of the "for cause" requirement to remove a director means that the shareholders must have some expressed reason to remove the director. These reasons could include, but would not be limited to, finding that the director committed some action harmful to United or committed a crime or some action involving fraud, dishonesty, gross negligence, willful misconduct, or moral turpitude.

               The potential disadvantage of this provision is that outside of the context of an acquisition attempt, it may make serve as an impediment to a more legitimate need to remove a director; however this disadvantage is lessened because shareholders may elect the full Board at the annual meeting each year by a plurality vote. Thus, if a significant shareholder nominates directors in accordance with procedures in the bylaws he could elect new members of the Board at an annual meeting. Additionally, under the proposed amendment, a director could retain his or her position on the Board of Directors despite the fact that 66.6% of the shareholders may support his or her removal.

               The full text of the proposed amendment to the Articles is contained in Exhibit F to the Proxy  Statement and is incorporated herein by reference.

               Adoption of the foregoing amendment to the Articles requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will be included in determining whether a quorum is present at the meeting, but would have the effect of votes against the proposal.

               The Board of Directors recommends that shareholders vote FOR the proposed amendment to the Articles to provide that Directors can be removed only for cause by the affirmative vote of holders of two-thirds of the outstanding shares entitled to vote thereon. Unless a vote against or an abstention is indicated on a proxy, the proxy will be voted FOR the proposal.

INFORMATION CONCERNING UNITED’S INDEPENDENT ACCOUNTANTS

               Porter Keadle Moore, LLP ("PKM") was the principal independent public accountant for United during the year ended December 31, 2000. Representatives of PKM are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. United anticipates that PKM will be United's accountants for the 2001 fiscal year.

               During 2000, United was billed the following amounts for services rendered by PKM.

               Audit Fees. In connection with the audit of United's annual consolidated financial statements and review of its Form 10-K and the review of United's interim consolidated financial statements included within Forms 10-Q, United was billed approximately $330,000 by PKM. This figure includes fees for services that were billed to Untied in 2001 in connection with the 2000 annual audit and out-of-pocket travel costs.

               Financial Information Systems Design and Implementation Fees. PKM did not perform financial systems design or implementation services during 2000.

               Other Fees. During 2000, United was billed $332,000 for services that were not related to the audit of United's financial statements. These services included income tax advice, return preparation, and other compliance and consulting services.

SHAREHOLDER PROPOSALS

               No proposals by non-management have been presented for consideration at the Annual Meeting. United expects that its 2002 Annual Meeting will be held in May 2002. Any proposals by non-management shareholders intended for presentation at the 2002 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than December 1, 2001 to be included in the proxy material for that Meeting. United must be notified of any other shareholder proposal intended to be presented for action at the meeting not later than February 15, 2002 or else proxies may be voted on such proposal at the discretion of the person or persons holding these proxies.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

               Management of United knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of United.

By Order of the Board of Directors,

Jimmy C. Tallent
President and Chief Executive Officer

 Exhibit A

UNITED COMMUNITY BANKS, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.        PURPOSE

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by United Community Banks, Inc. (“the Company”) to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

  Review and appraise the audit efforts of the Company’s independent accountants and internal auditing department.

  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter. This Charter is designed to comply with the guidelines promulgated in the Report and Recommendations of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, issued in 1999.

While the Audit Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements complete and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s policies.

II.        COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The Company's definition of independence precludes the following from audit committee eligibility:

  Directors employed by the Company during the past three years
  Directors closely related to an current executive officer or any executive officer during the past three years
  Directors who serve as executive officers of other corporations in which one of the Company's executive officers serves on the compensation committee
  Directors receiving compensation from the Company, other than customary board fees, in excess of $60,000 per year
  Directors who are partners, controlling shareholders or executive officers of businesses to which the company made or received payments that exceeded $200,000 during the past three years

        All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the committee may designate a Chair by majority vote of the full Committee membership.

III.        MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.4. below).

IV.         RESPONSIBILITIES AND DUTIES

        To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

  Review and update this Charter periodically, at least annually, as conditions dictate.

  Review the organization’s annual financial statements and any reports or other financial information submitted to the Securities and Exchange Commission, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

  Review the regular internal reports to management prepared by the internal auditing department and management's response.

  Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Review reports of examinations made by federal and state banking examiners and ascertain that all operational deficiencies set forth in such exams are adequately corrected.

  Review the internal analysis of the adequacy of the allowance for loan losses.

Independent Accountants

  Recommend to the Board of Directors, in conjunction with the Chief Executive Officer, the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

  Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes

  In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

  Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

  Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’’ preparation of the financial statements and the view of each as to appropriateness of such judgments.

  Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

  Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

  Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

  Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

  Review activities, organizational structure, and qualifications of the internal audit department.

  Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

  Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

  Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Exhibit B

               As amended, a new Section XI would be added to the Articles and would read, in its entirety, as follows:

"XI

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors of the Corporation, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its Shareholders, may consider interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that such consideration shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.”

Exhibit C

               As amended, a new Section XII would be added to the Articles and would read, in its entirety, as follows:

 "XII

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor laws or laws.”

Exhibit D

               As amended, a new Section XIII would be added to the Articles and would read, in its entirety, as follows:

"XIII

Except as otherwise provided by law, any amendment or repeal of any provision of the Articles or the By-Laws of the Corporation requires the affirmative vote of holders of two-thirds of the shares of capital stock of the Corporation then issued and outstanding and entitled to vote on such matters. Notwithstanding anything herein to the contrary, the number of authorized shares of any class of capital stock of the Corporation may be increased by the affirmative vote of holders of a simple majority of the shares of capital stock of the Corporation then issued and outstanding and entitled to vote on such matters.”

Exhibit E

               As amended, a new Section XIV would be added to the Articles and would read, in its entirety, as follows:

"XIV

I.(A)     In addition to any affirmative vote required by law, and subject to the provisions of any series of Preferred Stock which may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the Corporation and the affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the Corporation other than those beneficially owned (as defined below) by an Interested Shareholder (as defined below) (the “two-tier requirement”), shall be required for the approval or authorization of any Business Combination (as defined below) of the Corporation with such Interested Shareholder; provided that the two-tier voting requirement shall not be applicable if the Business Combination was approved by three-fourths of all Directors.

(B)     The term "Business Combination" as used in this Article IX shall mean:

(i)     any merger or consolidation of the Corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii)     the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)     the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v)     any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

II. For purposes of this Article XIV

 (A)     A "person" shall mean any individual, firm, corporation or other entity.

(B)     “Interested Shareholder” shall mean any person (other than the Corporation, any Subsidiary or either the Corporation or any Subsidiary acting as Trustee or in a similar fiduciary capacity) who or which:

(i)     is the beneficial owner of more than 10% of the outstanding Common Stock; or

(ii)     is an Affiliate of the Corporation and at any time within the two- year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of then outstanding Common Stock; or

(iii)     acquired any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such acquisition shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1993.

(C)     A person shall be a "beneficial owner" of any Common Stock:

(i)     which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)     which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)     which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

(D)     For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section II, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C(ii)(a) of this Section II but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(E) (i)     An “Affiliate” of a specified person is a person that directly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(ii)     The term "Associate" used to indicate a relationship with any person means (1) any firm, corporation or other entity (other than the Corporation or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse or such person, or any relative of such spouse who has the same home as such person.

(F) “Subsidiary” means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the Corporation unless owned solely as trustee or other similar fiduciary capacity.

(G) "Fair Market value" means:

(i) in the case of stock, the closing sales price of a share of such stock on the Composite Tape on the New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price or the sales price or the average of the bid and asked prices reported with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and

(ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

(H)     The term “acquire” or “acquired” means the acquisition of beneficial ownership.

(I)     The Directors of the Corporation shall have the power and duty to determine for the purposes of this Article __, on the basis of information known to them after reasonable inquiry,

(i) whether a person is an Interested Shareholder,

(ii) the number of shares of Common Stock beneficially owned by any person,

(iii) whether a person is a Affiliate or Associates or another, and

(iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

(K)     Nothing contained in this Article XIVshall be construed to relieve any Interested Shareholder of any of its Affiliates or Associates from any fiduciary obligation imposed by law.

Exhibit F

               As amended, a new Section XV would be added to the Articles and would read, in its entirety, as follows:

"XV

“A director of the Corporation may be removed only for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.”

COMMON STOCK OF
UNITED COMMUNITY BANKS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS.

                    This undersigned hereby appoints Jimmy C. Tallent or Robert L. Head, Jr. the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of shareholders of UNITED COMMUNITY BANKS, INC. to be held on June 7, 2001, and any adjournment thereof.

1. Election of Nominees	Nominees: Harold Brewer, Robert H. Blalock, Guy W. Freeman, Thomas C. Gilliland, Robert L. Head, Jr., Charles E. Hill, Hoyt O. Holloway, Clarence W. Mason, Sr., W. C. Nelson, Jr., Charles E. Parks, Jimmy C. Tallent, and Tim Wallis
FOR the nominees listed to the right /_/	WITHHOLD AUTHORITY to vote for all nominees /_/ WITHHOLD AUTHORITY to vote for an individual nominee /_/ Write name(s) below:

2.	Amendment of the Articles to authorize the Board of Directors to consider constituencies when evaluating a business combination proposal

/_/ FOR	/_/ AGAINST	/_/ ABSTAIN

3.	Amendment of the Articles to provide for the limitation of director liability

/_/ FOR	/_/ AGAINST	/_/ ABSTAIN

4.	Amendment of the Articles to require the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote thereon to amend the Articles or the By-Laws of United

/_/ FOR	/_/ AGAINST	/_/ ABSTAIN

5.	Amendment of the Articles to enact a provision to govern potential business combination transactions with interested shareholders

/_/ FOR	/_/ AGAINST	/_/ ABSTAIN

6.	Amendment of the Articles to provide that directors can be removed only for cause by the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote thereon

/_/ FOR	/_/ AGAINST	/_/ ABSTAIN

7.	Authority to vote, in the proxies' discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof

/_/ AUTHORITY GRANTED	/_/ AUTHORITY WITHHELD

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April _____, 2001 and the Proxy Statement furnished therewith.

_________________________________2001
Dated and signed
Signature
Signature

(Signature(s) should agree with the name(s) hereon. Executors, administrators, trustees, guardians, and attorneys should so indicate when signing. For joint accounts, each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.)

This proxy is revocable at or at any time prior to the meeting.

Please sign and return this proxy in the accompanying prepaid envelope.

_____________________________